Exhibit 99.1

[LOGO OF TRITONPCS]

1100 Cassatt Road
Berwyn, PA 19312
Phone: 610-651-5900
Fax: 610-993-2683

For Immediate Release
May 30, 2003

TRITON PCS ANNOUNCES PRICING FOR A $725 MILLION SENIOR UNSECURED NOTES OFFERING

     Berwyn, Pa., May 30, 2003 — Triton PCS, Inc. today announced that it has priced $725 million of 8 1/2% senior unsecured notes due 2013 to be issued in a private placement. The notes were rated B+ by Standard and Poor’s and B2 by Moody’s. Triton PCS intends to use the net proceeds from this offering to retire its existing 11% Senior Subordinated Discount Notes due 2008, and to repay fully outstanding borrowings and terminate its existing senior credit facility.

     In addition, Triton PCS has received commitments to put into place a new $100 million revolving credit facility, arranged by Lehman Brothers. The company does not have any current plans to draw on this facility. The facility will enhance liquidity and is available for general corporate and working capital purposes. Both transactions are expected to close on June 13, 2003.

     Triton PCS, Inc. is a wholly-owned subsidiary of Triton PCS Holdings, Inc. (NYSE: TPC). Based in Berwyn, Pennsylvania, the company is an award-winning wireless carrier providing service in the Southeast. The company markets its service under the brand SunCom, a member of the AT&T Wireless Network. Triton PCS is licensed to operate a digital wireless network in a contiguous area covering 13.6 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky.

For more information on Triton PCS and its products and services, visit the company’s websites at: www.tritonpcs.com and www.suncom.com.

Statements in this press release regarding Triton PCS’s business that are not historical facts may be “forward-looking statements.” Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Triton files from time to time with the U.S. Securities and Exchange Commission.

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     Contacts:

Investors	Media

Maria Olagues	Christine Davies

Phone 610-722-4448	Phone 610-722-4462

molagues@tritonpcs.com	cdavies@tritonpcs.com